Exhibit 99.1

Amendment to Second Amended and Restated Share Repurchase Program

This amendment (this “Amendment”) amends the Second Amended and Restated Share Repurchase Program of American Realty Capital New York City REIT, Inc. (the “Company”) adopted effective as of July 14, 2017 (the “SRP”). This Amendment shall become effective on August 25, 2018 (the “Reactivation Date”).

1. Section 1.e. of the SRP is amended and restated in its entirety as follows:

“Subject to Section 2 and Section 3, the Company will pay repurchase proceeds, less any applicable tax or other withholding required by law, on or before the 31st day following the end of each six-month period commencing on January 1 and July 1 of each fiscal year (each such period, a “Fiscal Semi-Annual Period”) during which the repurchase request was made, except that the Company will pay repurchase proceeds, less any applicable tax or other withholding required by law, as soon as practicable following September 24, 2018 with respect to the following repurchase requests: (i) repurchase requests made during the period from January 1, 2018 until the suspension of the SRP on February 6, 2018 and the period commencing with the reactivation of the SRP on April 26, 2018 until the suspension of the SRP on June 15, 2018, which represent the two periods of time during the Fiscal Semi-Annual Period ended June 30, 2018 when the SRP was not suspended; and (ii) repurchase requests made during the period commencing with the reactivation of the SRP on the Reactivation Date until September 24, 2018 (the “2018 Period”), the date a further suspension of the SRP will become automatically effective until the date that the Company announces that it will resume paying regular cash distributions to its stockholders.”

1. Section 2.a. of the SRP is amended and restated in its entirety as follows:

“The repurchase price per Share, shall (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Common Stock) equal 100% of the published estimated per-share net asset value in effect on the last day of the Fiscal Semi-Annual Period or the 2018 Period, as applicable, in which such repurchase request was received.”

2. Section 3 of the SRP is amended and restated in its entirety as follows:

“3. Limits on Repurchases under the SRP.

a.	Repurchases under the SRP will be limited for any Fiscal Semi-Annual Period or the 2018 Period to the lesser of (i) 2.5% of the weighted average number of shares of Common Stock outstanding during the previous fiscal year, and (ii) the amount prescribed by the Company’s board of directors (the “Board”) in its sole discretion.

b.	Repurchases under the SRP will be limited for any period of one fiscal year to the lesser of (i) 5.0% of the weighted average number of shares of Common Stock outstanding during the previous fiscal year, and (ii) the amount prescribed by the Board in its sole discretion.

c.	SRP Qualifying Shareholders will only be able to have their Shares repurchased to the extent that the Company has sufficient liquid assets. In each Fiscal Semi-Annual Period, funding for the SRP will be limited to proceeds received during that same Fiscal Semi-Annual Period through the issuance of Common Stock pursuant to any distribution reinvestment plan in effect from time to time, and, for the periods of time during the Fiscal Semi-Annual Period ended June 30, 2018 when the SRP was not suspended and the 2018 Period, funding for the SRP will be limited to proceeds received during that period from January 1, 2018 to March 1, 2018, the period during 2018 when the Company paid regular cash distributions to its stockholders; provided that the Board has the power, in its sole discretion, to determine the number of Shares repurchased during any Fiscal Semi-Annual Period or the 2018 Period as well as the amount of funds to be used for that purpose.

d.	If repurchases during any Fiscal Semi-Annual Period or the 2018 Period are limited due to the operation of any of the limitations described in this Section 3, Shares will be repurchased pro rata as to all repurchase requests for the period.”